EXHIBIT 2.1

SEPARATION AND DISTRIBUTION AGREEMENT
by and between
ASHFORD HOSPITALITY TRUST, INC.
ASHFORD OP LIMITED PARTNER LLC
ASHFORD HOSPITALITY LIMITED PARTNERSHIP,
ASHFORD INC.
and
ASHFORD HOSPITALITY ADVISORS LLC
dated as of
October 31, 2014

TABLE OF CONTENTS
ARTICLE I DEFINITIONS    2

Section 1.1	Definitions 2

Section 1.2	Interpretation 11
ARTICLE II THE SEPARATION, EXCHANGE AND DISTRIBUTION    12

Section 2.1	Separation Transactions 12

Section 2.2	Exchange Transactions 12

Section 2.3	Distribution Transactions 13

Section 2.4	Fractional Shares 14

Section 2.5	Other Actions Following the Separation, Exchange and Distribution 14
ARTICLE III CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION    14

Section 3.1	SEC Filings and Related Actions 14

Section 3.2	NYSE MKT Listing Application 15

Section 3.3	Distribution Agent Agreement and Exchange Agent Agreements 15

Section 3.4	Governmental Approvals and Third-Party Consents 15

Section 3.5	Tax Matters Agreement and Other Ancillary Agreements 15

Section 3.6	2014 Ashford Inc. Equity Incentive Plan 16

Section 3.7	Governance Matters 16
ARTICLE IV TRANSFERS OF ASSETS AND ASSUMPTIONS OF LIABILITIES    16

Section 4.1	Contribution of Property 16

Section 4.2	Assumption of Liabilities 16

Section 4.3	Deferred Transfers and Assumptions 17

Section 4.4	Instruments of Transfer and Assumption 18
ARTICLE V CONDITIONS PRECEDENT    18

Section 5.1	Conditions Precedent to Consummation of the Exchange and Distribution 18

Section 5.2	Right to Waive Conditions 19
ARTICLE VI NO REPRESENTATIONS OR WARRANTIES    20

Section 6.1	Disclaimer of Representations and Warranties 20

Section 6.2	As Is, Where Is 20
ARTICLE VII CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS    21

Section 7.1	Insurance Matters 21

Section 7.2	Taxability of Distribution 21

i

Section 7.3	Restrictions on Post-Closing Competitive Activities; Corporate Opportunities 21
ARTICLE VIII ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE    22

Section 8.1	Agreement for Exchange of Information 22

Section 8.2	Ownership of Information 23

Section 8.3	Compensation for Providing Information 23

Section 8.4	Retention of Records 23

Section 8.5	Limitation of Liability 24

Section 8.6	Production of Witnesses 24

Section 8.7	Confidentiality 24

Section 8.8	Privileged Matters 25

Section 8.9	Financial Information Certifications 27
ARTICLE IX MUTUAL RELEASES; INDEMNIFICATION    27

Section 9.1	Release of Pre-Distribution Claims 27

Section 9.2	Indemnification by Ashford Inc 29

Section 9.3	Indemnification by Ashford Trust 29

Section 9.4	Procedures for Indemnification 30

Section 9.5	Indemnification Obligations Net of Insurance Proceeds 33

Section 9.6	Indemnification Obligations Net of Taxes 34

Section 9.7	Contribution 34

Section 9.8	Remedies Cumulative 34

Section 9.9	Survival of Indemnities 34

Section 9.10	Limitation of Liability 34
ARTICLE X DISPUTE RESOLUTION    35

Section 10.1	Appointed Representative 35

Section 10.2	Negotiation and Dispute Resolution 35

Section 10.3	Arbitration 35
ARTICLE XI TERMINATION    36

Section 11.1	Termination 36

Section 11.2	Effect of Termination 36
ARTICLE XII MISCELLANEOUS    36

Section 12.1	Further Assurances 36

Section 12.2	Payment of Expenses 37

ii

Section 12.3	Amendments and Waivers 37

Section 12.4	Entire Agreement 37

Section 12.5	Survival of Agreements 37

Section 12.6	Third Party Beneficiaries 37

Section 12.7	Notices 37

Section 12.8	Counterparts; Electronic Delivery 39

Section 12.9	Severability 39

Section 12.10	Assignability; Binding Effect 39

Section 12.11	Governing Law; Venue 39

Section 12.12	Performance 40

Section 12.13	Title and Headings 40

Section 12.14	Exhibits and Schedules 40

Schedule 4.2 – Assumed Deferred Compensation Obligations

iii

SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of October 31, 2014 (the “Effective Date”) by and between ASHFORD HOSPITALITY TRUST, INC., a Maryland corporation (“Ashford Trust”), ASHFORD OP LIMITED PARTNER LLC, a Delaware limited liability company (“Ashford Trust OP Limited Partner”), ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership (“Ashford Trust OP”), ASHFORD INC., a Delaware corporation (“Ashford Inc.”), and ASHFORD HOSPITALITY ADVISORS LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ashford Trust OP prior to the separation and distribution (“Ashford LLC”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 1.1.
RECITALS
WHEREAS, the board of directors of Ashford Trust has determined that it is advisable and in the best interests of Ashford Trust and its stockholders to separate its asset management and external advisory services from its hospitality investment business by establishing Ashford Inc. as an independent publicly traded company and to undertake the Transactions contemplated by this Agreement;
WHEREAS, pursuant to the terms of this Agreement, the parties intend to effect the separation of Ashford Trust and Ashford Inc. in the following manner:

(i)
Ashford Trust OP will distribute to its limited partners holding Ashford Trust OP Common Units 100% of the Ashford LLC Common Units in a one-for-one distribution, resulting in each limited partner of Ashford Trust OP holding Ashford Trust OP Common Units becoming a member of Ashford LLC;

(ii)
Ashford Inc. will offer to exchange one share of Ashford Inc. Common Stock for every 55 Ashford LLC Common Units held by Ashford LLC members other than Ashford Trust OP Limited Partner, with each such member being allowed to exchange up to a maximum of 99% of the Ashford LLC Common Units held by it but only in even multiples of 55;

(iii)
Ashford Trust OP Limited Partner will assign 100% of the Ashford LLC Common Units it holds to Ashford Inc., and in exchange, Ashford Inc. will issue one share of Ashford Inc. Common Stock for every 55 Ashford LLC Common Units held by Ashford Trust OP Limited Partner, including one fractional share for the Ashford LLC Common Units held by Ashford Trust OP Limited Partner in excess of an even multiple of 55, if applicable;

(iv)	Ashford OP Limited Partner LLC will assign to Ashford Trust 100% of the shares of Ashford Inc. Common Stock issued to it by Ashford Inc.;

(v)	Ashford Trust will complete the separation and distribution by distributing, on the Distribution Date, to the holders of Ashford Trust Common Stock outstanding on the Record Date, on a pro rata basis, no less than 40% of the outstanding Ashford Inc. Common Stock it holds; provided, however, the percentage of Ashford Inc. Common Stock held by Ashford Trust may be increased up to the Business Day preceding the Distribution Date such that Ashford Trust distributes up to 100% of the Ashford Inc. Common Stock it holds, which is expected to represent approximately 81.9% of all outstanding Ashford Inc. Common Stock (assuming all eligible members of Ashford LLC participate in the exchange offer described in (ii) above, to the maximum extent possible) and, together with the Ashford Inc. Common Stock issued in the exchange offer , will represent 100% of the Ashford Inc. Common Stock outstanding following the separation and distribution.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.2    Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:
“Action” means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.
“Advisory Agreements” means the Ashford Prime Advisory Agreement and the Ashford Trust Advisory Agreement.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. From and after the Distribution Date, Ashford Inc. Group shall be deemed not to be Affiliates of Ashford Trust Group.
“Agreement” has the meaning set forth in the preamble to this Agreement and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto.
“Agreement Dispute” has the meaning set forth in Section 10.2(a).
“Ancillary Agreements” has the meaning set forth in Section 3.5.
“Appointed Representative” has the meaning set forth in Section 10.1.
“Appropriate Member of the Ashford Inc. Group” has the meaning set forth in Section 9.2.
“Appropriate Member of the Ashford Trust Group” has the meaning set forth in Section 9.3.

“Ashford Inc.” has the meaning set forth in the introductory paragraph of this Agreement.
“Ashford Inc. Assets” means all of the Assets to be held by Ashford Inc. or Ashford LLC following the Distribution, including without limitation (i) the Advisory Agreements and (ii) the cash contributed by Ashford Trust to Ashford Inc. as provided in Section 4.1.
“Ashford Inc. Common Stock” means the common stock of Ashford Inc., par value $0.01 per share.
“Ashford Inc. Group” means Ashford Inc. and the Ashford Inc. Subsidiaries.
“Ashford Inc. Indemnitees” means each member of the Ashford Inc. Group and its Affiliates and each of their respective current or former directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.
“Ashford Inc. Liabilities” means, except as otherwise expressly provided in this Agreement or one or more Ancillary Agreements, if any:
(a)    all Liabilities relating to or arising out of the Ashford Inc. Assets whether arising prior to, at the time of, or after the Effective Time ,
(b)    All Liabilities relating to or arising out of the Ashford Trust Nonqualified Deferred Compensation Plan, whether arising prior to, at the time of, or after the Effective Time.
(c)    all Liabilities arising out of claims made by Ashford Inc.’s directors, officers and Affiliates after the Effective Time against Ashford Trust or Ashford Inc., to the extent relating to the Ashford Inc. Assets; and
(d)    fifty percent (50%) of the Registration Statement Liabilities with respect to claims made in the two years following the Distribution Date, if any, and one hundred percent (100%) of the Registration Statement Liabilities with respect to claims made on or after the second anniversary of the Distribution Date, if any.
“Ashford Inc. Mutual Exclusivity Agreement” means that certain Ashford Inc. Mutual Exclusivity Agreement, by and among Ashford LLC, Ashford Inc. and Remington Lodging & Hospitality, LLC, and consented to and agreed to by Monty J. Bennett, dated as of the Distribution Date.
“Ashford Inc. Subsidiaries” means the Subsidiaries of Ashford Inc. immediately following the Distribution.
“Ashford LLC” has the meaning set forth in the introductory paragraph of this Agreement.
“Ashford LLC Common Units” means the common units of membership interest of Ashford LLC.

“Ashford Prime” means Ashford Hospitality Prime, Inc., a Maryland corporation.
“Ashford Prime Advisory Agreement” means the Amended and Restated Advisory Agreement dated as of May 13, 2014 and effective as of the January 1, 2014 between Ashford Prime, Ashford Prime OP and Ashford LLC.
“Ashford Prime OP” means Ashford Hospitality Prime Limited Partnership, a Delaware limited partnership and the operating partnership of Ashford Prime.
“Ashford Trust” has the meaning set forth in the introductory paragraph of this Agreement.
“Ashford Trust Advisory Agreement” means the Advisory Agreement dated effective as of the Distribution Date between Ashford Trust, Ashford Trust OP and Ashford LLC.
“Ashford Trust Assets” means all Assets owned, directly or indirectly, by Ashford Trust or any member of the Ashford Trust Group, other than any Ashford Inc. Assets.
“Ashford Trust Common Stock” means the common stock of Ashford Trust, par value $0.01 per share.
“Ashford Trust Credit Agreement” means that certain Credit Agreement, dated as of September 26, 2011, by and among Ashford Trust OP, Ashford Trust, KeyBanc Capital Markets, KeyBank National Association and the financial institutions party thereto, as amended through the date hereof.
“Ashford Trust Group” means Ashford Trust and the Ashford Trust Subsidiaries other than the Ashford Inc. Group.
“Ashford Trust Indemnitees” means each member of the Ashford Trust Group and its Affiliates (other than members of the Ashford Inc. Group) and each of their respective current or former directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.
“Ashford Trust Liabilities” means any Liabilities of Ashford Trust or any of its Subsidiaries, other than any Ashford Inc. Liabilities.
“Ashford Trust OP” has the meaning set forth in the introductory paragraph of this Agreement.
“Ashford Trust OP Common Units” means the common units of membership interest of Ashford Trust OP.
“Ashford Trust OP Limited Partner” has the meaning set forth in the introductory paragraph of this Agreement.
“Ashford Trust Subsidiaries” means the Subsidiaries of Ashford Trust immediately following the Distribution.

“Asset” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.
“Assumed Deferred Compensation Obligations” has the meaning set forth in Section 4.2.
“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the States of Texas or New York are authorized or obligated by applicable Law or executive order to close.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means any and all information:
(a)    that is required to be maintained in confidence by any Law or under any Contract;
(b)    concerning market studies, business plans, computer hardware, computer software (including all versions, source and object codes and all related files and data), software and database technologies, systems, structures and architectures, and other similar technical or business information;
(c)    concerning any business and its affairs, which includes earnings reports and forecasts, macro-economic reports and forecasts, business and strategic plans, general market evaluations and surveys, litigation presentations and risk assessments, financing and credit-related information, financial projections, Tax Returns and accountants’ materials, historical, business plans, strategic plans, Contracts, however documented, and other similar financial or business information;
(d)    constituting communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding; or
(e)    constituting notes, analyses, compilations, studies, summaries and other material that contain or are based, in whole or in part, upon any information included in the foregoing clauses (a) through (d).
“Consent” means any consent, waiver or approval from, or notification requirement to, any Person other than a member of either Group.
“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“CPR” means The International Institute for Conflict Prevention & Resolution.
“CPR Rules” has the meaning set forth in Section 10.3(a).
“Distribution” means the transactions contemplated by Section 2.3.
“Distribution Agent” means Computershare Trust Company, N.A.
“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the board of directors of Ashford Trust, in its sole and absolute discretion.
“Distribution Ratio” means the anticipated distribution of one share of Ashford Inc. Common Stock to each Record Holder for every 55 shares of Ashford Trust Common Stock held by such Record Holder on the Record Date; provided, however, if the board of directors of Ashford Trust determines, prior to the Distribution Date, that such distribution would jeopardize the REIT status of Ashford Trust, the board shall adjust the distribution ratio such that each Record Holder shall receive less than one share of Ashford Inc. Common Stock for every 55 shares of Ashford Trust Common Stock held on the Record Date; provided, further, that in no event shall the Record Holders receive less than 0.40 of a share for every 55 shares of Ashford Trust Common Stock held by such Record Holder on the Record Date.
“Effective Date” means the date first set forth above in the introductory paragraph of this Agreement.
“Effective Time” means the time at which the Distribution is effective on the Distribution Date.
“Escrow Account” has the meaning set forth in Section 9.4(h).
“Exchange” means the transactions contemplated by Section 2.2.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” means Computershare Trust Company, N.A.
“Exchange Offer” means that certain offer by Ashford Inc. (to be held open no less than 20 Business Days) to holders of Ashford LLC Common Units, other than Ashford OP Limited Partner LLC, to exchange shares of Ashford Inc. Common Stock for Ashford LLC Common Units, with the issuance of the shares of Ashford Inc. Common stock being registered on Form S-4 filed with the SEC (Registration No. 333-197191).
“Expense Amount” has the meaning set forth in Section 9.4(h).
“Expense Amount Accountant’s Letter” has the meaning set forth in Section 9.4(h).
“Expense Amount Tax Opinion” has the meaning set forth in Section 9.4(h).

“Governmental Approval” means any notice, report or other filing to be given to or made with, or any release, consent, substitution, approval, amendment, registration, permit or authorization from, any Governmental Authority.
“Governmental Authority” means any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.
“Group” means either the Ashford Trust Group or the Ashford Inc. Group, as the context requires.
“Guarantee” means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities and permits), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments.
“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all Liabilities secured by (or for which any Person to which any such Liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become Liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (i) any Liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a Liability by means of a Guarantee.
“Indemnifiable Loss” has the meaning set forth in Section 9.5.
“Indemnifying Party” has the meaning set forth in Section 9.4(a).
“Indemnitee” means any Ashford Trust Indemnitee or any Ashford Inc. Indemnitee.
“Indemnity Payment” has the meaning set forth in Section 9.5.
“Information Statement” means the information statement, attached as an exhibit to the Registration Statement on Form 10, and any related documentation to be provided to holders of

Ashford Trust Common Stock in connection with the Distribution, including any amendments or supplements thereto.
“Insurance Policy” means any insurance policies and insurance Contracts, including, without limitation, general liability, property and casualty, workers’ compensation, automobile, directors & officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance overage, together with all rights, benefits and privileges thereunder.
“Insurance Proceeds” means those monies (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof):
(a)    received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any proceeds received directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person; or
(b)    paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any such payment made directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person, on behalf of the insured.
“IRS” means the United States Internal Revenue Service.
“Law” means any law, statute, ordinance, code, rule, regulation, Order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.
“Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.
“License Assignment” means that certain Assignment and Assumption Agreement by and between Ashford Trust, Ashford Trust OP and Ashford LLC, as assignee, pursuant to which Ashford Trust and Ashford Trust OP assign to Ashford LLC all of the rights in and to the names, trademarks and service marks described therein as well as all of its rights under that certain Licensing Agreement by and between Ashford Trust, Ashford Prime and Ashford Prime OP, dated November 19, 2013.
“Licensing Agreement” means that certain Licensing Agreement, dated and effective as of the Distribution Date, by and between Ashford LLC, Ashford Trust and Ashford Trust OP.
“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’

fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).
“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.
“NYSE MKT” means the NYSE MKT exchange of the New York Stock Exchange.
“NYSE MKT Listing Application” has the meaning set forth in Section 3.2(a).
“Order” means any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any court or other Governmental Authority or arbitrator.
“Party” or “Parties” any one of, or collectively, the parties to this Agreement, as set forth in the preamble to this Agreement.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
“Prospectus” means that certain prospected related to the offer by Ashford Inc. to exchange shares of Ashford Inc. Common Stock for Ashford LLC Common Units, which is part of a registration statement filed by Ashford Inc. with the SEC on Form S-4 (Registration No. 333-197191).
“Protected REIT” means any entity that (i) has elected to be taxed as a REIT, and (ii) either (A) is an Indemnitee or (B) owns a direct or indirect equity interest in any Indemnitee and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnitee or as receiving all or a portion of the Indemnitee’s income.
“Qualifying Income” means gross income that is described in Section 856(c)(3) of the Code.
“Record Date” means the close of business on the date, to be determined by the board of directors of Ashford Trust, as the record date for determining holders of Ashford Trust Common Stock entitled to receive shares of Ashford Inc. Common Stock in the Distribution, which date is intended to be the Business Day immediately preceding the Distribution Date.
“Record Holder” means each holder of record of Ashford Trust Common Stock at the close of business on the Record Date (the “Record Holders”).
“Registration Rights Agreements” means that certain registration rights agreement dated, and effective as of the Distribution Date, between Ashford Inc. and each holder of Ashford LLC Common Units listed therein.
“Registration Statement Liabilities” means Liabilities, if any, arising from any untrue statement or alleged untrue statement of a material fact in the Registration Statement on Form 10 or Registration Statement on Form S-4 or omission or alleged omission to state a material fact required to be stated in such registration statements or necessary to make the statements in such registration statements not misleading with respect to all information contained therein.
“Registration Statement on Form 10” means the registration statement on Form 10 of Ashford Inc. with respect to the registration under the Exchange Act, which effects the registration of the Ashford Inc. Common Stock to be distributed to the holders of common stock of Ashford Trust in the Distribution, including any amendments or supplements thereto.
“Registration Statement on Form S-4” means the registration statement on Form S-4 of Ashford Inc. with respect to the registration under the Securities Act of 1933, as amended, which effects the registration of the Ashford Inc. Common Stock to be issued in the Exchange Offer, including any amendments or supplements thereto.
“REIT” means a real estate investment trust, as defined under the Code.
“REIT Requirements” means the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code and the related U.S. Treasury regulations.
“Release Document” has the meaning set forth in Section 9.4(h).
“SEC” means the United States Securities and Exchange Commission.
“Separation” means the transactions contemplated by Section 2.1.
“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or that otherwise constitutes control of such corporation or other organization, is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its subsidiaries.
“Tax Matters Agreement” means that certain Tax Matters Agreement, dated and effective as of the Effective Date between Ashford Trust, Ashford Trust OP, Ashford Inc. and Ashford LLC.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all taxes, charges, fees, duties, levies, imposts or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).
“Third-Party Claim” has the meaning set forth in Section 9.4(b).
“Transactions” means the Separation, the Exchange, the Distribution and any other transactions contemplated by this Agreement or any Ancillary Agreement.
Section 1.3    Interpretation. In this Agreement and the Ancillary Agreements, if any, unless the context clearly indicates otherwise:
(a)    words used in the singular include the plural and words used in the plural include the singular;
(b)    the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;
(c)    the word “or” shall have the inclusive meaning represented by the phrase “and/or”;
(d)    relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;
(e)    accounting terms used herein shall have the meanings historically ascribed to them by Ashford Trust and its Subsidiaries in its and their internal accounting and financial policies and procedures in effect immediately prior to the Effective Date;
(f)    reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;
(g)    reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;
(h)    references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;
(i)    if there is any conflict between the provisions of the main body of this Agreement or an Ancillary Agreement and the Exhibits and Schedules hereto or thereto, the provisions of the main body of this Agreement or the Ancillary Agreement, as applicable, shall control unless explicitly stated otherwise in such Exhibit or Schedule;

(j)    if there is any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall control (but only with respect to the subject matter thereof) unless explicitly stated otherwise therein; and
(k)    any portion of this Agreement or any Ancillary Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.
ARTICLE II
THE SEPARATION, EXCHANGE AND DISTRIBUTION
Section 2.1    Separation Transactions. On or prior to the Distribution Date, the parties hereto shall effect the following transactions, in substantially the order described and subject to the limitations set forth below, in each case, with such modifications, if any, as Ashford Trust shall determine are necessary or desirable for efficiency or similar purposes:
(c)    Ashford Trust OP, the sole member of Ashford LLC, shall (i) effect a one-for-one pro rata distribution of 100% of the Ashford LLC Common Units to the limited partners of Ashford Trust OP holding Ashford Trust OP Common Units, causing each limited partner of Ashford Trust OP holding Ashford Trust OP Common Units to become a member of Ashford LLC and (ii) amend and restate the operating agreement of Ashford LLC consistent with or substantially similar to the form filed with the SEC as an exhibit to the Registration Statement on Form 10 and the Registration Statement on Form S-4.
(d)    Ashford Inc. shall mail the Prospectus to all members of Ashford LLC other than Ashford Trust OP Limited Partner and commence the Exchange Offer, pursuant to which, on the Distribution Date, Ashford Inc. shall issue or cause the issuance of one share of Ashford Inc. Common Stock for every 55 Ashford LLC Common Units tendered by the eligible Ashford LLC members. Each such Ashford LLC Member will have the option to exchange up to 99% of the Ashford LLC Common Units held by it but will only be able to exchange even multiples of 55 Ashford LLC Common Units.
Section 2.2    Exchange Transactions. Following the completion of the Separation as set forth in Section 2.1, on the Distribution Date, the parties hereto shall effect the following transactions, simultaneously and subject to the limitations set forth below, in each case, with such modifications, if any, as Ashford Trust shall determine are necessary or desirable for efficiency or similar purposes:
(l)    Ashford Inc. shall will notify the Exchange Agent of its acceptance of the Ashford LLC Common Units tendered in the Exchange Offer and issue to each holder of Ashford LLC Common Units validly tendered and not withdrawn in the Exchange Offer, one share of Ashford Inc. Common Stock for every 55 Ashford LLC Common Units validly tendered and not withdrawn by such Person in the Exchange Offer. To effect such issuance, Ashford Inc. shall direct and authorize the Exchange Agent to effect the book-entry issuance of Ashford Inc. Common Stock and to effect the Exchange Offer as set forth in the Prospectus for the benefit of any holder of Ashford LLC

Common Units that validly tendered such units for exchange pursuant to the Exchange Offer. All such shares of Ashford Inc. Common Stock to be so issued shall be issued as uncertificated shares registered in book-entry form through the direct registration system. No physical certificates therefor shall be issued. No fractional shares will be issued pursuant to the Exchange Offer. All of the shares of Ashford Inc. Common Stock issued in the Exchange Offer will be validly issued, fully paid and non-assessable.
(m)    Ashford Trust OP Limited Partner shall assign 100% of the Ashford LLC Common Units it received from Ashford Trust OP pursuant to Section 2.1(a) above to Ashford Inc., and in exchange, Ashford Inc. shall issue to Ashford Trust OP Limited Partner one share of Ashford Inc. Common Stock for every 55 Ashford LLC Common Units held by Ashford Trust OP Limited Partner plus one fractional share for the Ashford LLC Common Units held by Ashford Trust OP Limited Partner that are not evenly divisible by 55. All such shares of Ashford Inc. Common Stock to be so issued shall be issued as uncertificated shares registered in book-entry form. No physical certificates therefor shall be issued. All of the shares of Ashford Inc. Common Stock issued to Ashford Trust OP Limited Partner will be validly issued, fully paid and non-assessable. Simultaneously, Ashford Inc. shall repurchase from Ashford Trust 100 shares of Ashford Inc. Common Stock for the original consideration of $1,000 paid by Ashford Trust, and Ashford Trust shall repay to Ashford Trust OP $1,000 in full repayment of a loan in a like amount.
Section 2.3    Distribution Transactions. Following the completion of the Separation as set forth in Section 2.1 and the Exchange as set forth in Section 2.2, on the Distribution Date, effective as of the Effective Time, the parties hereto shall effect the following transactions, in substantially the order described and subject to the limitations set forth below, in each case, with such modifications, if any, as Ashford Trust shall determine are necessary or desirable for efficiency or similar purposes:
(a)    Ashford Trust OP Limited Partner shall distribute to Ashford Trust all shares of Ashford Inc. Common Stock it received from Ashford Inc. pursuant to Section 2.2(b) above. All such shares of Ashford Inc. Common Stock to be so issued shall be issued as uncertificated shares registered in book-entry form. No physical certificates for such Ashford Inc. Common Stock will be issued.
(b)    Subject to Section 2.4 and Section 5.1, Ashford Trust shall distribute, effective as of the Effective Time, to each Record Holder, all outstanding shares of Ashford Inc. Common Stock held by Ashford Trust and authorized by the Ashford Trust board of directors for distribution on the Record Date, subject to and consistent with the Distribution Ratio. To effect such distribution, Ashford Trust shall direct and authorize the Distribution Agent to effect the book-entry transfer of all such shares of Ashford Inc. Common Stock, consistent with the Distribution Ratio, for the benefit of the Record Holders. All such shares of Ashford Inc. Common Stock to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No physical certificates therefor shall be distributed. All of the shares of Ashford Inc. Common Stock distributed pursuant to this Section 2.3(b) shall be validly issued, fully paid and non-assessable.

(c)    Notwithstanding any other provision of this Agreement, Ashford Trust, the Distribution Agent, the Exchange Agent or any Person that is a withholding agent under applicable Law shall be entitled to deduct and withhold from any consideration distributable or payable hereunder the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign tax Law. Any amounts so withheld shall be paid over to the appropriate Taxing Authority in the manner prescribed by Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.
Section 2.4    Fractional Shares.
(a)    Ashford Trust shall direct the Distribution Agent, as soon as practicable after the Distribution Date, to (i) determine the number of whole shares and fractional shares of Ashford Inc. Common Stock allocable to each Record Holder, (ii) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions or otherwise as determined by the Distribution Agent at then prevailing trading prices on behalf of Record Holders that would otherwise be entitled to fractional share interests, and (iii) distribute to each such Record Holder, or for the benefit of each beneficial owner of fractional shares, such Record Holder or beneficial owner’s ratable share of the net proceeds of such sales, together with the cash received from Ashford Inc. pursuant to Section 2.4(b), based upon the weighted average gross selling price per share of Ashford Inc. Common Stock after making appropriate deductions for any amount required to be withheld under applicable Law and less any applicable transfer, stock transfer, stamp or similar Taxes. Ashford Inc. will be responsible for payment of any brokerage fees associated with such sales. No member of the Ashford Trust Group or the Ashford Inc. Group or the Distribution Agent will guarantee any minimum sale price for the fractional shares of Ashford Inc. Common Stock. Neither Ashford Trust nor Ashford Inc. will pay any interest on the proceeds from the sale of such shares.
(b)    Ashford Inc. will redeem from Ashford Trust any remaining fractional share following the aggregation of fractional shares. Any such fractional share to be redeemed shall be redeemed for cash at a price equal to the weighted average gross selling price per share of Ashford Inc. Common Stock received by the Distribution Agent, and the cash will be distributed to the Record Holders as provided in Section 2.4(a).
Section 2.5    Other Actions Following the Separation, Exchange and Distribution. Following the completion of the Separation, Exchange and Distribution, Ashford Trust shall cause the Distribution Agent to deliver an account statement to each holder of Ashford Inc. Common Stock reflecting such holder’s ownership thereof.

ARTICLE III
CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION
Section 3.1    SEC Filings and Related Actions.
(n)    Prior to the Effective Date, the Parties have caused the Registration Statement on Form 10 and the Registration Statement on Form S-4 to be prepared and filed with the SEC.
(o)    The Parties have caused the Registration Statement on Form S-4 to become effective, and Ashford Inc. will cause the Prospectus to be mailed to the holders of Ashford LLC Common Units, other than Ashford Trust OP Limited Partner, as soon as practicable after the Effective Date;
(p)    Ashford Trust will cause the Registration Statement on Form 10 to become effective as soon as practicable on or after the Effective Date, and to cause the Information Statement to be mailed to the Record Holders as soon as practicable on or after the Record Date.
(q)    Following the close of NYSE MKT trading on the Record Date, the board of directors of Ashford Trust shall determine the final Distribution Ratio and make such determination publicly available by means of a press release, current report on Form 8-K or other means designed to make such information generally available to the public.
(r)    The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby.
(s)    The Parties shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” Laws in connection with the Transactions.
Section 3.2    NYSE MKT Listing Application.
(d)    The Parties have caused or shall cause an application for the listing on the NYSE MKT of the Ashford Inc. Common Stock to be issued to the Record Holders in the Distribution and to the participants in the Exchange Offer (the “NYSE MKT Listing Application”) to be prepared and filed.
(e)    The Parties shall use commercially reasonable efforts to have the NYSE MKT Listing Application approved, subject to official notice of issuance, as soon as reasonably practicable following the Effective Date.
(f)    Ashford Trust shall give the NYSE MKT notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.
Section 3.3    Distribution Agent Agreement and Exchange Agent Agreements. On or prior to the Distribution Date, Ashford Trust shall, if requested by the Distribution Agent or the Exchange Agent, enter into one or more agreements with the Distribution Agent or the Exchange Agent, as applicable setting forth the role of the Distribution Agent or the Exchange Agent, as applicable, in the Transactions.
Section 3.4    Governmental Approvals and Third-Party Consents. To the extent that any of the Transactions require any Governmental Approval or other third-party Consent, which has not been obtained prior to the Effective Date, the Parties will use commercially reasonable efforts to obtain, or cause to be obtained, such Governmental Approval or Consent prior to the Effective Time.
Section 3.5    Tax Matters Agreement and Other Ancillary Agreements. On the Effective Date, the Tax Matters Agreement shall be executed and delivered by the parties thereto, substantially in the form filed by Ashford Inc. with the SEC as an exhibit to the Registration Statement on Form 10 and the Registration Statement on Form S-4. Prior to the Effective Time, each Party shall execute and deliver, and shall cause each applicable member of its Group to execute and deliver, as applicable, the Ashford Trust Advisory Agreement, the Ashford Inc. Mutual Exclusivity Agreement, the Registration Rights Agreement, the License Assignment and the Licensing Agreement, each substantially in the form filed by Ashford Inc. with the SEC as an exhibit to the Registration Statement on Form 10 and the Registration Statement on Form S-4, and such other written agreements, documents or instruments (collectively with the Tax Matters Agreement, the “Ancillary Agreements”) as the Parties may agree are reasonably necessary or desirable to effect the Transactions.
Section 3.6    2014 Ashford Inc. Equity Incentive Plan. Each of Ashford Trust and Ashford Inc. intends that, prior to the Distribution, Ashford Inc. shall establish, or shall cause to be established, one or more equity incentive or similar plans that will allow or provide for the issuance of restricted stock or other equity-based awards on such terms, and subject to such conditions (including, without limitation, as to eligibility, vesting and performance criteria), as Ashford Inc. has described in the Information Statement and Prospectus.
Section 3.7    Governance Matters.
(a)    Organizational Documents. On or prior to the Distribution Date, the Parties shall take all necessary actions to (i) adopt the amended and restated limited liability company agreement of Ashford LLC, as well as each of the amended and restated certificate of incorporation and the amended and restated bylaws of Ashford Inc., each substantially in the forms filed by Ashford Inc. with the SEC as exhibits to the Registration Statement on Form 10 and the Registration Statement on Form S-4 and (ii) amend the Fifth Amended and Restated Limited Partnership Agreement of Ashford Trust OP as necessary or appropriate to effect the Transactions if the final Distribution Ratio is less than one share of Ashford Inc. Common Stock for every 55 shares of Ashford Trust Common Stock, or to the extent otherwise deemed necessary or appropriate by Ashford Trust.
(b)    Officers and Directors. On or prior to the Distribution Date, the Parties shall take all necessary action so that, as of the Distribution Date, the officers and directors of Ashford Inc. will be as set forth in the Information Statement and the Prospectus.

ARTICLE IV
TRANSFERS OF ASSETS AND ASSUMPTIONS OF LIABILITIES
Section 4.1    Contribution of Property. Prior to the distribution of the Ashford LLC Common Units to the limited partners of Ashford Trust OP holding Ashford Trust OP Common Units, pursuant to Section 2.1(a) Ashford Trust OP agrees to contribute to Ashford LLC $30.8 million in cash for working capital purposes. Additionally, on the Distribution Date, Ashford Trust agrees to execute the Licensing Agreement, pursuant to which it will, among other things, assign all of its rights, on a nonexclusive basis, in and to certain names, trademarks and service marks of Ashford Trust to Ashford Inc.
Section 4.2    Assumption of Liabilities Ashford Inc. shall assume all obligations of Ashford Trust arising from the Ashford Hospitality Trust, Inc. Nonqualified Deferred Compensation Plan, as specifically set forth in Schedule 4.1(b) the (“Assumed Deferred Compensation Obligations”).
Section 4.3    Deferred Transfers and Assumptions.
(a)    Nothing in this Agreement or in any Ancillary Agreement will be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or by operation of Law cannot be transferred or assumed.
(b)    To the extent that any transfer of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement is not consummated prior to the Effective Time as a result of an absence or non-satisfaction of any required Consent, Governmental Approval and/or other condition (such Assets or Liabilities, a “Deferred Asset” or a “Deferred Liability,” as applicable), the Parties will use commercially reasonable efforts to effect such transfers or assumptions as promptly following the Effective Time as practicable. If and when the Consents, Governmental Approvals and/or other conditions, the absence or non-satisfaction of which gave rise to the Deferred Asset or Deferred Liability, are obtained or satisfied, the transfer or assumption of the Deferred Asset or Deferred Liability will be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement, if any.
(c)    From and after the Effective Time until such time as the Deferred Asset or Deferred Liability is transferred or assumed, as applicable, (A) the Party retaining such Deferred Asset will thereafter hold such Deferred Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (B) the Party intended to assume such Deferred Liability will pay or reimburse the Party retaining such Deferred Liability for all amounts paid or incurred in connection with the retention of such Deferred Liability; it being agreed that the Party retaining such Deferred Asset or Deferred Liability will not be obligated, in connection with the foregoing clause (A) and clause (B), to expend any money unless the necessary funds are advanced or agreed in writing to be reimbursed by the Party entitled to acquire such Deferred Asset or intended to assume such Deferred Liability. The Party retaining the Deferred Asset or Deferred Liability will use its commercially reasonable efforts to notify the Party entitled to or intended to acquire such Deferred Asset or assume such Deferred Liability of the need for such expenditure. In addition, the Party retaining such Deferred Asset or Deferred Liability will, insofar as reasonably practicable and to the extent permitted by applicable Law, (A) treat such Deferred Asset or Deferred Liability in the ordinary course of business consistent with past practice, (B) promptly take such other actions as may be requested by the Party entitled to acquire such Deferred Asset or by the Party intended to assume such Deferred Liability in order to place such Party in the same position as if the Deferred Asset or Deferred Liability had been transferred or assumed, as applicable, as contemplated hereby, and so that all the benefits and burdens relating to such Deferred Asset or Deferred Liability, including possession, use, risk of loss, potential for gain, and control over such Deferred Asset or Deferred Liability, are to inure from and after the Effective Time to such Party entitled to acquire such Deferred Asset or intended to assume such Deferred Liability and (C) hold itself out to third parties as agent or nominee on behalf of the Party entitled to acquire such Deferred Asset or intended to assume such Deferred Liability.
(d)    In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party, as applicable, will be deemed to have acquired beneficial ownership of all of the Assets, together with all rights and privileges incident thereto, and will be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement, if any.
(e)    The Parties agree to treat, for all tax purposes, any Asset or Liability that is not transferred or assumed prior to the Effective Time and which is subject to the provisions of this Section 4.3, as (A) owned by the Party to which such Asset was intended to be transferred or by the Party which was intended to assume such Liability, as the case may be, from and after the Effective Time, (B) having not been owned by the Party retaining such Asset or Liability, as the case may be, at any time from and after the Effective Time, and (C) having been held by the Party retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of the other Party from and after the Effective Time until the date such Asset or Liability, as the case may be, is transferred to or assumed by such other Party. The Parties will not take any position inconsistent with the foregoing unless otherwise required by applicable Law (in which case, the Parties will provide indemnification for any Taxes attributable to the Asset or Liability during the period beginning on the Distribution Date and ending on the date of the actual transfer or assumption).
Section 4.4    Instruments of Transfer and Assumption. The Parties agree that the transfers of the Assets and the assumptions of Liabilities required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of transfer or assumption, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, for the vesting the designated transferee all of the title and ownership interest of the transferor in and to such Assets and for the assumption by the transferee of such Liabilities, as applicable.
ARTICLE V
CONDITIONS PRECEDENT
Section 5.1    Conditions Precedent to Consummation of the Exchange and Distribution. Neither the issuance of Ashford Inc. Common Stock pursuant to the Exchange Offer nor the

Distribution shall be effected unless and until the following conditions have been satisfied or waived by Ashford Trust, in its sole and absolute discretion, at or before the Effective Time:
(c)    As of the day preceding the Distribution Date, the board of directors of Ashford Trust shall have made a determination that the Distribution remains in the best interest of Ashford Trust and its stockholders and that, taking into account current market conditions, the Distribution is still advisable;
(d)    the Registration Statement on Form 10 and the Registration Statement on Form S-4 shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and no proceedings for such purpose shall be pending before, or threatened by, the SEC;
(e)    Ashford Inc. shall have provided the Prospectus to the holders of Ashford LLC Common Units no less than 20 Business Days prior to the Distribution Date;
(f)    Ashford Trust shall have provided the Information Statement (and such other information concerning Ashford Inc., the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the Record Holders;
(g)    all other actions and filings necessary or appropriate under applicable federal or state securities Laws and state blue sky Laws in connection with the Transactions shall have been taken;
(h)    neither Ashford Trust nor Ashford Inc. shall be required to register as an investment company under the Investment Company Act of 1940;
(i)    the NYSE MKT shall have approved the NYSE MKT Listing Application, subject to official notice of issuance;
(j)    each of the Ancillary Agreements shall have been executed and delivered by each of the parties thereto and no party to any of the Ancillary Agreements will be in material breach of any such agreement;
(k)    any material Governmental Approvals and other third-party Consents necessary to consummate the Transactions or any portion thereof shall have been obtained and be in full force and effect;
(l)    the consummation of the Transactions shall not cause Ashford Trust OP or Ashford Trust to breach any material covenants under the Ashford Trust Credit Agreement, as evidenced by a certificate to such effect executed and delivered to Ashford Inc. by an officer of Ashford Trust OP and by an officer of Ashford Trust;
(m)    the Separation shall have been completed in accordance with Section 2.1; Ashford Trust shall have contributed $32.0 million in cash to Ashford LLC in accordance with Section 4.1, and Ashford Inc. shall have assumed all of the Assumed Deferred Compensation Obligations in accordance with Section 4.2;

(n)    no preliminary or permanent injunction or other Order, decree, or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions; and
(o)    no other event or development shall have occurred or failed to occur that, in the judgment of the board of directors of Ashford Trust, in its sole discretion, prevents the consummation of the Transactions or any portion thereof or makes the consummation of the Transactions inadvisable.
Section 5.2    Right to Waive Conditions. Each of the conditions set forth in Section 5.1 is for the benefit of Ashford Trust and the Ashford Trust Group, and the board of directors of Ashford Trust may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Any determination made by the board of directors of Ashford Trust concerning the satisfaction or waiver of any or all of the conditions in Section 5.1 will be conclusive and binding on the Parties. The satisfaction of the conditions set forth in Section 5.1 will not create any obligation on the part of Ashford Trust to any other Person to effect any of the Transactions or in any way limit Ashford Trust’s right to terminate this Agreement and the Ancillary Agreements as set forth in Section 11.1 or alter the consequences of any termination from those specified in Section 11.2.
ARTICLE VI
NO REPRESENTATIONS OR WARRANTIES
Section 6.1    Disclaimer of Representations and Warranties. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY AS TO (A) THE ASSETS OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF ANY PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, SALE, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.
Section 6.2    As Is, Where Is. ASHFORD INC. GROUP UNDERSTANDS AND AGREES THAT THE ASHFORD INC. ASSETS AND ASHFORD INC. LIABILITIES TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED “AS IS”, “WHERE IS”, “AND WITH ALL FAULTS,” AND NO

PARTY HAS MADE, NOR IS ANY PARTY LIABLE FOR OR BOUND IN ANY MANNER BY ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASHFORD INC. ASSETS OR ASHFORD INC. LIABILITIES OR ANY PART THEREOF, THE USES WHICH CAN BE MADE OF THE SAME OR ANY OTHER MATTER OR THING WITH RESPECT THERETO. WITHOUT LIMITING THE FOREGOING, ASHFORD INC. GROUP ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT, ASHFORD TRUST GROUP IS NOT LIABLE FOR OR BOUND BY (AND ASHFORD INC. GROUP HAS NOT RELIED UPON) ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR FINANCIAL STATEMENTS PERTAINING TO THE OPERATION OF THE ASHFORD INC. ASSETS OR ASHFORD INC. LIABILITIES. ASHFORD INC. GROUP FURTHER ACKNOWLEDGES, AGREES, AND REPRESENTS THAT, OTHER THAN A REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT, IT SHALL BE ACQUIRING THE ASHFORD INC. ASSETS IN AN “AS IS” “WHERE IS” AND “WITH ALL FAULTS” CONDITION, AND ASHFORD INC. GROUP HEREBY RELEASES ASHFORD TRUST GROUP AND THEIR AFFILIATES FROM ANY AND ALL OBLIGATIONS, LIABILITIES, CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, DAMAGES, JUDGMENTS, COSTS AND EXPENSES RELATING TO ANY OF THE FOREGOING.
ARTICLE VII
CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS
Section 7.1    Insurance Matters. Prior to the Distribution Date, Ashford Trust and Ashford Inc. shall use commercially reasonable efforts to obtain separate Insurance Policies for Ashford Inc. on substantially similar terms as the currently existing Insurance Policies related to director and officer liability at Ashford Trust (it being understood that Ashford Inc. shall be responsible for all premiums, costs and fees associated with any new insurance policies placed for the benefit of Ashford Inc. pursuant to this Section 7.1).
Section 7.2    Taxability of Distribution. The Parties acknowledge that the Distribution is a taxable distribution under Section 301 of the Code, and the Parties shall not take any position on any U.S. federal, state, local or foreign Tax Return that is inconsistent with such treatment.
Section 7.3    Restrictions on Post-Closing Competitive Activities; Corporate Opportunities.
(c)    Each of the Parties agrees that the Ashford Trust Advisory Agreement shall include certain restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by Ashford Trust and Ashford Inc. following the Distribution. Additionally, Ashford Inc. acknowledges that the Ashford Prime Advisory Agreement includes certain restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made by Ashford Prime, which is externally advised by Ashford Inc. Each of the Parties acknowledges and agrees that, subject to the terms of the Ashford Trust Advisory Agreement and the Ashford Prime Advisory Agreement, the business activities of Ashford Trust, Ashford Prime and Ashford Inc. and their respective Subsidiaries may overlap or compete with the business of such other entity. Subject to the terms of the Ashford Trust Advisory Agreement, each Group shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the other Group, (ii) make investments in the same or similar types of investments as the other Group, (iii) do business with any client, customer, vendor or lessor of any of the other Group or (iv) employ or otherwise engage any officer, director or employee of the other Group. Neither Party or Group, nor any officer or director thereof, shall be liable to the other Party or Group or its stockholders for breach of any fiduciary duty by reason of any such activities of such Party or Group or of any such Person’s participation therein.
(d)    Except as to Ashford Trust and each other member of the Ashford Trust Group, on the one hand, and Ashford Inc. and each other member of the Ashford Inc. Group, on the other hand, may otherwise agree in writing, the Parties hereby acknowledge and agree that if a director or officer of either Group who is also a director or officer of the other Group or a director or officer of Ashford Prime acquires knowledge of a potential transaction or matter that may be a corporate opportunity or is offered a corporate opportunity, if (i) such Person acts in good faith and (ii) such knowledge of such potential transaction or matter was not obtained solely in connection with, or such corporate opportunity was not offered to such Person solely in, such Person’s capacity as director or officer of either Group or Ashford Prime, then (A) such director or officer, to the fullest extent permitted by Law, (1) shall be deemed to have fully satisfied and fulfilled such Person’s fiduciary duty to each Group and their stockholders with respect to such corporate opportunity, (2) shall not have or be under any fiduciary duty to either Group or their stockholders and shall not be liable to either Group or their stockholders for any breach or alleged breach thereof by reason of the fact that the other Group pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another Person, or either Group or such director or officer does not present, offer or communicate information regarding the corporate opportunity to the other Group, (3) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in, and not opposed to, the best interests of each Group and its stockholders and (4) shall not have any duty of loyalty to the other Group and its stockholders or any duty not to derive any personal benefit therefrom and shall not be liable to the other Group or its stockholders for any breach or alleged breach thereof and (B) such potential transaction or matter that may be a corporate opportunity, or the corporate opportunity, shall belong to the applicable Group (and not to the other Group); provided, in each instance, such director or officer complies with the applicable provision of the Ashford Trust Advisory Agreement.
(e)    For the purposes of this Section 7.3, “corporate opportunities” of a Group shall include business opportunities that such Group are financially able to undertake, that are, by their nature, in a line of business of such Group, are of practical advantage to it and are ones in which any member of the Group has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Person or any of its officers or directors will be brought into conflict with that of such Group.

ARTICLE VIII
ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE
Section 8.1    Agreement for Exchange of Information.
(a)    Except in the case of any adversarial Action or threatened adversarial Action related to this Agreement by any member of either the Ashford Trust Group or the Ashford Inc. Group against any member of the other Group (which will be governed by such discovery rules as may be applicable thereto), as soon as reasonably practicable after written request: (i) Ashford Trust shall afford to any member of the Ashford Inc. Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the Ashford Inc. Group’s expense provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the Ashford Trust Group immediately following the Distribution Date that relates to any member of the Ashford Inc. Group or the Ashford Inc. Assets and (ii) Ashford Inc. shall afford to any member of the Ashford Trust Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the Ashford Trust Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the Ashford Inc. Group immediately following the Distribution Date that relates to any member of the Ashford Trust Group or the Ashford Trust Assets; provided, however, that in the event that Ashford Inc. or Ashford Trust, as applicable, determine that any such provision of or access to any information in response to a request under this Section 8.1(a) would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such request in a manner that avoids any such harm or consequence; provided, further, that to the extent specific information or knowledge-sharing provisions are contained in any of the Ancillary Agreements, such other provisions (and not this Section 8.1(a)) shall govern.
(b)    If any party determines that the exchange of any information pursuant to Section 8.1(a) is reasonably likely to violate any Law or binding agreement, or waive or jeopardize any attorney-client privilege, or attorney work product protection, such party will not be required to provide access to or furnish such information to the other party; provided, however, that the parties will take all reasonable measures to permit compliance with Section 8.1(a) in a manner that avoids any such harm or consequence. Ashford Trust and Ashford Inc. intend that any provisions of access to or the furnishing of information that would otherwise be within the ambit of any legal privilege will not operate as a waiver of such privilege.
(c)    After the Effective Time, each of Ashford Trust and Ashford Inc. will maintain in effect systems and controls reasonably intended to enable the members of the other Group to satisfy their respective known reporting, accounting, disclosure, audit, contractual and other obligations.
Section 8.2    Ownership of Information. Any information owned by any Person that is provided pursuant to Section 8.1(a) shall be deemed to remain the property of the providing Person.

Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise to the requesting Person with respect to any such information.
Section 8.3    Compensation for Providing Information. A Person requesting information pursuant to Section 8.1(a) agrees to reimburse the providing Person for the reasonable expenses, if any, of gathering and copying such information, to the extent that such expenses are incurred for the benefit of the requesting Person.
Section 8.4    Retention of Records. To facilitate the exchange of information pursuant to this Article VIII and other provisions of this Agreement from and after the Effective Time, the Parties agree to use commercially reasonable efforts to retain, or cause to be retained, all information in their, or any member of their Group’s, respective possession or control on the Distribution Date in accordance with the record retention policies and procedures of Ashford Trust as in effect on the Distribution Date or as modified in good faith thereafter, provided, that to the extent any Ancillary Agreement provides for a longer retention period for certain information, that longer period will control. No Party will destroy, or permit any of its Subsidiaries to destroy, any information that another Party may have the right to obtain pursuant to this Agreement before the end of the period provided in the applicable record retention policy without first using its reasonable best efforts to notify such other Party of the proposed destruction and giving such other Party the opportunity to take possession of that information before it is destroyed.
Section 8.5    Limitation of Liability. No Person required to provide information under this Article VIII shall have any liability (a) if any historical information provided pursuant to this Article VIII is found to be inaccurate, in the absence of gross negligence or willful misconduct by such Person, or (b) if any information is lost or destroyed despite using commercially reasonable efforts to comply with the provisions of Section 8.4.
Section 8.6    Production of Witnesses. At all times from and after the Distribution Date, upon reasonable request:
(a)    Ashford Inc. shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the Ashford Trust Group, the directors, officers, employees and agents of any member of the Ashford Inc. Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the Ashford Inc. Group is adverse to any member of the Ashford Trust Group; and
(b)    Ashford Trust shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the Ashford Inc. Group, the directors, officers, employees and agents of any member of the Ashford Trust Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the Ashford Trust Group is adverse to any member of the Ashford Inc. Group.
(c)    The requesting Party will bear all out-of-pocket costs and expenses that the other Party incurs in connection with a request under this Section 8.6.
Section 8.7    Confidentiality.
(a)    Each of Ashford Inc. and Ashford LLC (on behalf of itself and each other member of its Group) and each of Ashford Trust and Ashford Trust OP (on behalf of itself and each other member of its Group) shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as expressly permitted pursuant to this Agreement or the Ancillary Agreements, if any, any and all Confidential Information concerning any member of the other Group without the prior written consent of such member of the other Group; provided, that each Party and the members of its Group may disclose, or may permit disclosure of, such Confidential Information (i) to other members of their Group and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors (including Ashford LLC) who have a need to know such information for purposes of performing services for a member of such Group and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, such Party will be responsible, (ii) if it or any of its Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit such Party to prepare and disclose its financial statements, or other disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to the foregoing clause (ii) above, the Party requested to disclose Confidential Information concerning a member of the other Group, shall promptly notify such member of the other Group of the existence of such request or demand and, to the extent commercially practicable, shall provide such member of the other Group thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose Confidential Information about a member of the Group shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.
(b)    Notwithstanding anything to the contrary set forth herein, the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information of any member of the other Group if they exercise the same degree of care (but no less than a reasonable degree of care) as they exercise to preserve confidentiality for their own similar Confidential Information. A Party’s obligations hereunder with respect to Confidential Information shall not apply to any Confidential Information that (i) was or becomes generally available to the public, (ii) was or becomes available to such Party on a non-confidential basis from a source other than the other Party (but only if such source is not, to the knowledge of such Party, bound by a confidentiality agreement with the other Party), or (iii) was or is hereafter developed by such Party without using or relying on any of the Confidential Information.
(c)    Upon the written request of a Party or a member of its Group, the other Party shall take, and shall cause the applicable members of its Group to take, reasonable steps to promptly (i) deliver to the requesting Person all original copies of Confidential Information (whether written or electronic) concerning the requesting Person or any member of its Group that is in the possession of the other Party or any member of its Group and (ii) if specifically requested by the requesting Person, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law; provided, that the other Party shall not be obligated to destroy Confidential Information that is required by or relates to the business of the other Party or any member of its Group.
Section 8.8    Privileged Matters.
(a)    Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of the Parties and their Affiliates, and that each of the Parties should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges that may be asserted under applicable Law.
(b)    Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Effective Time that will be rendered solely for the benefit of Ashford Inc. and its Affiliates or Ashford Trust and its Affiliates, as the case may be. With respect to such post-Distribution services, the Parties agree as follows:
(i)    Ashford Trust shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Ashford Trust Assets, whether or not the privileged information is in the possession of or under the control of Ashford Trust or Ashford Inc. Ashford Trust shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Ashford Trust Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the Ashford Trust Group, whether or not the privileged information is in the possession of or under the control of Ashford Trust or Ashford Inc.; and
(ii)    Ashford Inc. shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Ashford Inc. Assets, whether or not the privileged information is in the possession of or under the control of Ashford Trust or Ashford Inc. Ashford Inc. shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Ashford Inc. Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the Ashford Inc. Group, whether or not the privileged information is in the possession of or under the control of Ashford Trust or Ashford Inc.
(c)    The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.8, with respect to all privileges not allocated pursuant to the terms of Section 8.8(b). Neither Ashford Inc. nor Ashford LLC may waive, and Ashford Inc. shall cause each other member of the Ashford Inc. Group not to waive, any privilege that could be asserted by a member of the Ashford Trust Group under any applicable Law, and in which a member of the Ashford Trust Group has a shared privilege, without the consent of Ashford Trust, which consent shall not be unreasonably withheld, conditioned or delayed or as provided in Section 8.8(d) or Section 8.8(e) below. Neither Ashford Trust nor Ashford Trust OP may waive, and Ashford Trust shall cause each other member of the Ashford Trust Group not to waive, any privilege that could be asserted by a member of the Ashford Inc. Group under any applicable Law, and in which a member of the Ashford Inc. Group has a shared privilege, without the consent of Ashford Inc., which consent shall not be unreasonably withheld, conditioned or delayed or as provided in Section 8.8(d) or Section 8.8(e) below.
(d)    In the event of any litigation or dispute between or among Ashford Inc. and Ashford Trust, or any members of their respective Groups, the Parties may waive a privilege in which a member of the other Group has a shared privilege, without obtaining the consent from any other party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.
(e)    If a dispute arises between or among Ashford Inc. and Ashford Trust, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interest of a Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of such party and shall not unreasonably withhold consent to any request for waiver by such party. Each Party agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests or the legitimate interests of any other member of its Group.
(f)    Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request which requires the production or disclosure of information which such Party knows is subject to a shared privilege or as to which a member of the other Group has the sole right hereunder to assert or waive a privilege, or if either Party obtains knowledge that any of its or any other member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which requires the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 8.8 or otherwise to prevent the production or disclosure of such privileged information.
(g)    The access to information being granted pursuant to Section 8.1, the agreement to provide witnesses and individuals pursuant to Section 8.6 hereof, and the transfer of privileged information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, any of the Ancillary Agreements or otherwise.
Section 8.9    Financial Information Certifications. The Parties agree to cooperate with each other in such manner as is necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of each of the Parties to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002.
ARTICLE IX
MUTUAL RELEASES; INDEMNIFICATION
Section 9.1    Release of Pre-Distribution Claims.
(f)    Except as provided in Section 9.1(c), effective as of the Effective Time, Ashford Inc. and Ashford LLC each does hereby, for itself and each other member of the Ashford Inc. Group, release and forever discharge each Ashford Trust Indemnitee, from any and all Liabilities whatsoever to any member of the Ashford Inc. Group, whether at law or in equity (including any right of contribution), whether known or unknown, whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.
(g)    Except as provided in Section 9.1(c), effective as of the Effective Time, Ashford Trust, and Ashford Trust OP each does hereby, for itself and each other member of the Ashford Trust Group, release and forever discharge each Ashford Inc. Indemnitee from any and all Liabilities whatsoever to any member of the Ashford Trust Group, whether at law or in equity (including any right of contribution), whether known or unknown, whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.
(h)    Nothing contained in Section 9.1(a) or Section 9.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in Section 9.1(a) or Section 9.1(b) shall release any Person from:
(iii)    any Liability, contingent or otherwise, assumed by, or allocated to, such Person in accordance with this Agreement or any Ancillary Agreement;
(iv)    any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by third-party Persons, which Liability shall be governed by the provisions of this Article IX and, if applicable, the appropriate provisions of the Ancillary Agreements, if any; or
(v)    any Liability the release of which would result in the release of any Person other than an Indemnitee; provided, that the Parties agree not to bring suit, or permit any other member of their respective Group to bring suit, against any Indemnitee with respect to such Liability.
(i)    Neither Ashford Inc. nor Ashford LLC shall make, or shall permit any other member of the Ashford Inc. Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Ashford Trust Indemnitee with respect to any Liabilities released pursuant to Section 9.1(a). Neither Ashford Trust nor Ashford Trust OP shall make, or shall permit any member of the Ashford Trust Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Ashford Inc. Indemnitee with respect to any Liabilities released pursuant to Section 9.1(b).
Section 9.2    Indemnification by Ashford Inc. Except as provided in Section 9.4 and Section 9.5, Ashford Inc. and Ashford LLC shall, and cause each Appropriate Member of the Ashford Inc. Group to, jointly and severally indemnify, defend and hold harmless, the Ashford Trust Indemnitees from and against any and all Losses of the Ashford Trust Indemnitees relating to, arising out of or resulting from any of the following (without duplication):
(a)    any obligations arising pursuant to the Ashford Inc. Liabilities, including the failure of any member of the Ashford Inc. Group or any other Person to pay, perform or otherwise promptly discharge any Ashford Inc. Liabilities in accordance with their respective terms, at or after the Effective Time; and
(b)    any breach by any member of the Ashford Inc. Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and
(c)    the Assumed Deferred Compensation Obligations;
in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date, provided, however, that: (i) no member of the Ashford Inc. Group shall have any obligation under this Article IX to indemnify any member of the Ashford Trust Group against any Losses to the extent that such Losses arise by virtue of (A) any diminution in value of the Ashford Inc. Common Stock, (B) a breach of this Agreement by a member of the Ashford Trust Group or the gross negligence, willful misconduct or fraud of any member of the Ashford Trust Group or (C) the operation of the business of the Ashford Trust Group, including the performance of the duties specified in the Ashford Prime Advisory Agreement for the period prior to the Distribution Date. As used in this Section 9.2, “Appropriate Member of the Ashford Inc. Group” means the member or members of the Ashford Inc. Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.
Section 9.3    Indemnification by Ashford Trust. Except as provided in Section 9.4 and Section 9.5, Ashford Trust and Ashford Trust OP shall, and shall cause each Appropriate Member of the Ashford Trust Group to, jointly and severally indemnify, defend and hold harmless the Ashford Inc. Indemnitees from and against any and all Losses of the Ashford Inc. Indemnitees relating to, arising out of or resulting from any of the following (without duplication):
(a)    any Ashford Trust Liability, including the failure of any member of the Ashford Trust Group or any other Person to pay, perform or otherwise promptly discharge any Ashford Trust Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;
(b)    any obligations arising pursuant to the Ashford Inc. Liabilities, including the failure of any member of the Ashford Trust Group or any other Person to pay, perform or otherwise promptly discharge any Ashford Inc. Liabilities in accordance with their respective terms, prior to the Effective Time; and
(c)    any breach by any member of the Ashford Trust Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein.
in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date; provided, however, no member of the Ashford Trust Group shall have any obligation under this Article IX to indemnify any member of the Ashford Inc. Group against any Losses to the extent that such Losses arise by virtue of (A) any diminution in value of the Advisory Agreements, (B) a breach of this Agreement by a member of the Ashford Inc. Group or the gross negligence, willful misconduct or fraud of any member of the Ashford Inc. Group or (C) the operation of the business of the Ashford Inc. Group, Ashford LLC and their respective Subsidiaries, or the performance of the duties specified in the Advisory Agreement for the period after and including the Distribution Date. As used in this Section 9.3, “Appropriate Member of the Ashford Trust Group” means the member or members of the Ashford Trust Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.
Section 9.4    Procedures for Indemnification.
(a)    An Indemnitee shall give notice of any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than a Third-Party Claim which shall be governed by Section 9.4(b)) to any Party that is or may be required pursuant to this Agreement or any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) promptly (and in any event within fifteen (15) days) after making such a determination. Such notice shall state the amount of the Loss claimed, if known, and method of computation thereof, and contain a reference to the provisions of this Agreement or the applicable Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.
(b)    If a claim or demand is made against an Indemnitee by any Person who is not a Party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.
(c)    An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the Indemnitee, if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this Article IX) to the applicable Indemnitees within thirty (30) days of the receipt of notice from such Indemnitees of the Third-Party Claim (failure of the Indemnifying Party to respond within such thirty (30) day period shall be deemed to be an election by the Indemnifying Party not to assume the defense for such Third-Party Claim). After a notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the good faith judgment of the Indemnitee, result in the loss of any existing privilege with respect to such information or violate any applicable Law.
(d)    Notwithstanding anything to the contrary in this Section 9.4, in the event that (i) an Indemnifying Party elects not to assume the defense of a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the Indemnitee, (iii) any Third-Party Claim seeks an Order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder, or (v) the Person making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee shall be entitled to control the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing (such counsel to be reasonably acceptable to the Indemnifying Party). If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the good faith judgment of the Indemnifying Party, result in the loss of any existing privilege with respect to such information or violate any applicable Law.
(e)    Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.
(f)    In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other Order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.
(g)    Absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement or any Ancillary Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

(h)    Notwithstanding anything to the contrary in this Agreement, in the event that counsel or independent accountants for a Protected REIT determine that there exists a material risk that any indemnification payments due under this Agreement would be treated as Nonqualifying Income upon the payment of such amounts to the relevant Indemnitee, the amount paid to the Indemnitee pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to the Indemnitee in such year without causing the Protected REIT to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to the Protected REIT. If the amount payable for any tax year under the preceding sentence is less than the amount which the relevant Indemnifying Party would otherwise be obligated to pay to the relevant Indemnitee pursuant to this Agreement (the “Expense Amount”), then: (1) the Indemnifying Party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Indemnitee and shall not release any portion thereof to the Indemnitee, and the Indemnitee shall not be entitled to any such amount, unless and until the Indemnitee delivers to the Indemnifying Party, at the sole option of the relevant Protected REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of the Protected REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (an “Expense Amount Accountant’s Letter”) from the Protected REIT’s independent accountants indicating the maximum amount that can be paid at that time to the Indemnitee without causing the Protected REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements (collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”); and (2) pending the delivery of a Release Document by the Indemnitee to the Indemnifying Party, the Indemnitee shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement reasonably acceptable to the Indemnitee that (i) requires the Indemnifying Party to lend the Indemnitee immediately available cash proceeds in an amount equal to the Expense , and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of the Indemnitee or any guarantor of the Indemnitee, including the Protected REIT, at the time of such loan, and (B) a 15 year maturity with no periodic amortization.
Section 9.5    Indemnification Obligations Net of Insurance Proceeds. The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article IX (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which the Indemnitee is entitled with respect to any Indemnifiable Loss. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article IX and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.
Section 9.6    Indemnification Obligations Net of Taxes. The Parties intend that any Indemnifiable Loss will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a Taxing Authority. For purposes of this Section 9.6, the value of any tax benefit to the Indemnitee from the underlying Loss shall be an amount equal to the product of (a) the amount of any present or future deduction allowed or allowable to the Indemnitee by the Code, or other applicable Law, as a result of such Loss and (b) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law. To the extent permitted by Law, the Parties will treat any Indemnity Payment paid pursuant to this Agreement as a capital contribution made by Ashford Trust to Ashford Inc. or as a distribution made by Ashford Inc. to Ashford Trust, as the case may be, on the Effective Date.
Section 9.7    Contribution. If the indemnification provided for in this Article IX is unavailable to an Indemnitee in respect of any Indemnifiable Loss, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Ashford Inc. and each other member of the Ashford Inc. Group, on the one hand, and Ashford Trust and each other member of the Ashford Trust Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.
Section 9.8    Remedies Cumulative. The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Article IX, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
Section 9.9    Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article IX shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and shall survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.
Section 9.10    Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
ARTICLE X
DISPUTE RESOLUTION
Section 10.1    Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 10.2 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Agreement Disputes on behalf of the Party appointing such representative.
Section 10.2    Negotiation and Dispute Resolution.
(d)    Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby (each, an “Agreement Dispute”), the Appointed Representatives shall negotiate in good faith for thirty (30) days to settle any such Agreement Dispute.
(e)    Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(f)    If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, each Party will be entitled to refer the dispute to arbitration in accordance with Section 10.3.
Section 10.3    Arbitration.
(i)    If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, such Agreement Dispute shall be resolved, at the request of either Party, by arbitration administered by the CPR under its Arbitration Rules (the “CPR Rules”), conducted in Dallas, Texas. There shall be three arbitrators. Each Party shall appoint one arbitrator. The two Party-appointed arbitrators shall agree on a third arbitrator who will chair the arbitral tribunal. Any arbitrator not appointed within a reasonable time shall be appointed in accordance with the CPR Rules. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 10.3 will be determined by the arbitrators. In resolving any Agreement Dispute, the Parties intend that the arbitrators apply the substantive laws of the State of Texas, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any Texas State or federal court. The arbitrators shall be entitled, if appropriate, to award monetary damages and other remedies, subject to the provisions of Section 9.10. The Parties will use commercially reasonable efforts to encourage the arbitrators to resolve any arbitration related to any Agreement Dispute as promptly as practicable. Except as required by applicable Law, including disclosure or reporting requirements, the arbitrators and the Parties shall maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, Orders, or other arbitral decisions rendered by the arbitrators.
(j)    The arbitrators may consolidate arbitration under this Agreement with any arbitration arising under or relating to any of the Ancillary Agreements if the subjects of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration will be determined by the arbitrators appointed for the arbitration proceeding that was commenced first in time.
(k)    Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

ARTICLE XI
TERMINATION
Section 11.1    Termination. Upon written notice, this Agreement and each of the Ancillary Agreements, if any, may be terminated at any time prior to the Effective Time by and in the sole discretion of Ashford Trust without the approval of any other Party.
Section 11.2    Effect of Termination. In the event of termination pursuant to Section 11.1, neither Party shall have any Liability of any kind to the other Party; provided, however, any portion of the Transaction completed prior to such termination shall not be disturbed.
ARTICLE XII
MISCELLANEOUS
Section 12.1    Further Assurances. Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions and to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent in Article V within its reasonable control and to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the Transactions. Without limiting the generality of the foregoing, where the cooperation of third parties, such as lenders, joint venture partners, franchisors, insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.
Section 12.2    Payment of Expenses. All costs and expenses incurred and directly related to the Transactions shall: (i) to the extent incurred and payable on or prior to the Distribution Date, be paid by Ashford Trust OP; and (ii) to the extent arising and payable following the Distribution Date, be paid by the Party incurring such cost or expense.
Section 12.3    Amendments and Waivers.
(d)    Subject to Section 11.1, this Agreement may not be amended except by an agreement in writing signed by both Parties.
(e)    Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.
Section 12.4    Entire Agreement. This Agreement, the Ancillary Agreements, if any, and the exhibits and schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.
Section 12.5    Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.
Section 12.6    Third Party Beneficiaries. Except (a) as provided in Article IX relating to Indemnitees and for the release of any Person provided under Section 9.1, (b) as provided in Section 7.1 relating to insured persons and (c) as provided in Section 8.1(a), this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
Section 12.7    Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:
(a)    The Ashford Trust Group:
If to Ashford Trust:
Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attention: Chief Executive Officer
Phone: (972) 490-9600
If to Ashford Trust OP:
Ashford Hospitality Limited Partnership
c/o Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attention: Chief Operating Officer
Phone: (972) 490-9600

In each case, with a copy to:
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, TX 75201
Attention: Muriel C. McFarling
(b)    The Ashford Inc. Group
If to Ashford Inc.:
Ashford Inc.
14185 Dallas Parkway, Suite 1100
Attention: Chief Executive Officer
Dallas, TX 75254
Phone: (972) 490-9600
If to Ashford LLC:
Ashford Hospitality Advisors LLC
14185 Dallas Parkway, Suite 1100
Attention: Chief Operating Officer
Dallas, TX 75254
Phone: (972) 490-9600
In each case, with a copy to:
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, TX 75201
Attention: Muriel C. McFarling

Section 12.8    Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.
Section 12.9    Severability. If any term or other provision of this Agreement or the Exhibits and Schedules attached hereto or thereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 12.10    Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement.
Section 12.11    Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Texas, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction. The parties hereto agree that venue for any action in connection herewith shall be proper in Dallas County, Texas. Each party hereto consents to the jurisdiction of any local, state or federal court situated in any of such locations and waives any objection which it may have pertaining to improper venue or forum non conveniens to the conduct of any proceeding in any such court.
Section 12.12    Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.
Section 12.13    Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 12.14    Exhibits and Schedules. The exhibits and schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
[Signature Page(s) Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.
ASHFORD HOSPITALITY TRUST, INC.

By:    /s/ DAVID A. BROOKS
    David A. Brooks, Chief Operating
    Officer and General Counsel

ASHFORD OP LIMITED PARTNER LLC TRUST, INC.

By:    /s/ DAVID A. BROOKS
    David A. Brooks, Vice President

ASHFORD HOSPITALITY LIMITED PARTNERSHIP
By:    Ashford OP General Partner LLC, its
    general partner

By: /s/ DAVID A. BROOKS
Name: David A. Brooks, Vice President

[Signature Page to Separation and Distribution Agreement]

ASHFORD INC.

By:     /s/ DAVID A. BROOKS
    David A. Brooks, Chief Operating
    Officer and General Counsel

ASHFORD HOSPITALITY ADVISORS LLC

By:     /s/ DAVID A. BROOKS
    David A. Brooks, Chief Operating
    Officer and General Counsel

[Signature Page to Separation and Distribution Agreement]

Schedule 4.2
Assumed Deferred Compensation Obligations under
Ashford Hospitality Trust, Inc.
Nonqualified Deferred Compensation Plan

Obligation to issue 1,500,594 shares of common stock of Ashford Trust to Monty J. Bennett, which shares shall be valued at the closing market price on the Record Date for purposes of calculating the dollar value of the obligation being assumed by Ashford Inc.
Obligation to issue 128,174 shares of common stock of Ashford Trust to Archie Bennett, Jr., which shares shall be valued at the closing market price on the Record Date for purposes of calculating the dollar value of the obligation being assumed by Ashford Inc.